Exhibit 99.1

PUDA COAL, INC.
(OTC BB: PUDC)

Leading Supplier of China’s Premium Grade Coking Coal for the Steel Making Industry

October 2006

This presentation contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors.

Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this presentation.

Top 10 Investment Highlights
1)	Puda is a leading supplier of China's highest grade coking coal
2)	Puda’s revenue increased by 298%, from $13.0M in H1 ‘05 to $51.7M in H1 ‘06.
3)	Puda expects revenue to more than double again in ‘06.
4)	Puda’s H1 ’06 operating income was $8.5M - a 254% increase over H1 ‘05.
5)	China’s increasing need for coking coal is based on the rapid growth of China’s production and consumption of steel (the world leader in both).
6)	Puda has increased production capacity by 440% since October ‘05, from 500,000 metric tons (MT) to today’s 2.7M MT.
7)	Operating at 100% capacity with a selling price of $77 per MT of cleaned coal, Puda’s revenue would be in excess of $208M.
8)	As a result of its capacity expansion, Puda is now the largest producer of coking coal in Shanxi Province, the heart of the Chinese coal industry.
9)	With expanded capacity, Puda is now attracting and securing larger, more stable and lucrative contracts.
10)	It is one of Shanxi’s lowest avg. cost producers due to location, assured raw coal sources, processing know-how and operating efficiencies.

Puda Coal, Inc.

t	Cleaning and marketing coking coal since ‘95
t	Located in Shanxi Province; Shanxi Province accounts for 20% to 25% of China’s coal output and 50% of China’s coke production.
t	Largest cleaning capacity in Shanxi Province (500,000 MT per year through Q3 ‘05; increased to 2.7 million MT per year at the end of Q1 ‘06)
t	236 employees
t	Does not own or operate a coal mine
t	Sources its coking coal from 13 mines in Liulin County, including Jucai Coal - a related high-grade coal mining firm

Rising Revenues and Profits
	2003	2004	2005	2006E	2007E
Cleaned Coking Coal Sold (MT in 000’s)	363	315	680	1,668	2,000
Cleaned Coking Coal Selling Price / MT	$36.91	$62.65	$76.07	$78.00	$79.95
Revenue (in millions)	$13.4	$19.7	$51.7	$130.1	$159.9
Revenue Growth %	36.9%	47.3%	162.0%	145.4%	19.9%
Gross Profit (in millions)	$4.2	$6.5	$11.7	$26.5	$34.4
Gross Profit Growth %	89.7%	55.3%	79.3%	127.2%	29.9%
Gross Profit Margin %	31.3%	33.0%	22.6%	20.4%	21.5%
Adjusted Net Income (in millions) *	$2.4	$3.7	$5.4	$11.7	$18.3
Adjusted Net Income Growth %	113.7%	53.7%	45.7%	117.7%	56.4%
Adjusted Net Income Margin %	17.9%	18.7%	10.4%	9.0%	11.5%
Adjusted EPS - basic *	$0.03	$0.05	$0.07	$0.15	$0.24
Adjusted EPS - diluted *	$0.03	$0.05	$0.07	$0.10	$0.15
* Net income in ‘05 and ‘06 is adjusted to exclude non-cash debt financing expense.

The Impact of Increased Capacity
t
Continuing repeat orders from 12 long-term customers in central and northwestern China (coke producers, steel mills with in-house coking facilities - e.g. Baotou Steel and Iron, one of China’s major steel manufacturers)

t	News of capacity expansion is attracting larger orders and new customer interest - these customers want to rationalize their supply chains and ensure consistent product quality
t	Company selecting customers based on favorability of payment terms and optimization of working capital

Continued Demand for Steel in China

t
China is spending $2.4B alone on 2008 Beijing Olympic venues and another $30 - $40B on modernizing the city for ‘08; projects include new power, water and sewage treatment plants and the world’s largest airport terminal

t	Shanghai is building the world’s largest deepwater container port, with a first phase budget of $12B (‘02-’10); second phase to be completed by ’20

t	China’s government will spend hundreds of billions of dollars on infrastructure in the under developed western regions to lure follow-on private sector investments over the next decade

2006 Events

t	January 27, 2006: Changed its Chinese operating company’s name from Puda Resources Co, Ltd. to Puda Coal Group Co., Ltd.
t	March 16, 2006: Filed first SB-2/A
t	March 24, 2006: Second new facility brought online, completed capacity expansion and reached annual capacity of 2.7 million MT
t	April 4, 2006: Announced record contract with existing customer - Baotou Iron and Steel (Group) Co., Ltd. to deliver 700,000 MT cleaned coking coal per year
t	April 14, 2006: Filed second SB-2/A
t	June 2, 2006: Filed third SB-2/A
t	June 27, 2006: Announced contract with member of second largest raw steel producing group in China
t	July 11, 2006: Filed fourth SB-2/A

Capital Structure

DEBT	$	Million

Current Portion of Long-term Loan		$1.3
Long-term 8% Convertible Note (due on Oct 31, 2008)		$9.9
Long-term 6% Loan (New Facilities Financing,		$11.1
Amortized Over 10 Years)
Total		$22.3

EQUITY		Shares (‘000s	)

Basic Common Shares Outstanding		79,888
Common Shares Underlying Pre-existing Options and		165
Warrants
Common Shares Issuable upon Note Conversion and		46,362
Warrants Exercise
Fully Diluted Common Shares Outstanding		126,415

Competition

t	Shanxi Province has estimated 18 million MT of cleaned coking coal output per year
t	Fragmented market, many companies <300,000 MT per year cleaned coal output, use low quality raw coal, inconsistent quality of cleaned coal output, and inefficient operations
t	3 largest regional coking coal processors by estimated capacity:
t	Puda Coal = Currently 2.7 million MT per year
t	Taiyuan Coal Beneficiation Plant = 1.8 million MT per year
t	Shanxi Coking Company = 1.6 million MT per year

Management Team

t	Mr. Ming Zhao, Chairman and Chief Executive Officer
t	CEO and Chairman since ‘95
t	Previously Vice President of Administration Taiyuan City Fire Department

t	Mr. Yao Zhao, Chief Operating Officer
t	COO since ‘99
t	Has 20 years of experience in coal industry

t	Mr. Wenwei Tian, Director of Investor Relations
t	Joined Puda in Q1 ‘06
t	Has significant accounting, business analysis and project management experience in both Canada and China
t	Holds an MBA from the University of Alberta (’03)

Puda Investment Summary

t	Steel demand in China remains strong and is expected to continue; demand for Puda Coal’s top grade coking coal tied to steel demand
t	Opportunity to participate in the early stages of China’s modernization of the coking coal - coking - steel making industries
t	440% capacity increase from Q4 ‘05 - Q2 ‘06
t	Access to the highest quality grade raw coal in China
t	Strong potential demand from steel makers
t	Sales and profits projected to grow rapidly
t	Sales - 42% CAGR ‘02-’04; 100% projected CAGR ‘04-’07
t	Earnings - 81% CAGR ‘02-’04; 71% projected CAGR ‘04-’07